FEG ABSOLUTE ACCESS FUND LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of FEG Absolute Access Fund LLC (the “Company”) is made effective as of April 1, 2013 by and among each Director, whether a signatory hereto or who otherwise agrees to be bound by the terms hereof and serve as Director, the Investment Manager as “Initial Member”, and each person hereinafter admitted to the Company and reflected on the books of the Company as a Member.
W I T N E S S E T H :
WHEREAS, the Company heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of January 17 2008 and filed with the Secretary of State of the State of Delaware on January 17, 2008;
WHEREAS, the Parties entered into a limited liability company operating agreement as of January 18, 2008 (the “Original Operating Agreement”);
WHEREAS, the Parties desire to amend and restate the Original Operating Agreement in its entirety;
NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:
1.1       ADVISERS ACT means the Investment Advisers Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.
1.2       AFFILIATE of another person means:
(1)       any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;
(2)       any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;
(3)       any person directly or indirectly controlling, controlled by, or under common control with, such other person;
(4)       any officer, director, partner, copartner, or employee of such other person;
(5)       if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and
(6)       if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

1.3       AGREEMENT means this Limited Liability Company Operating Agreement, as amended and/or restated from time to time.
1.4       BOARD means the Board of Directors established pursuant to Section 2.6 and each Director on the Board shall be deemed a “Manager” of the Company within the meaning of the Delaware Act, as hereinafter defined.
1.5       CAPITAL ACCOUNT means, with respect to each Member, the capital account established and maintained on behalf of each Member pursuant to Section 5.3.
1.6       CAPITAL CONTRIBUTION means the contribution, if any, made, or to be made, as the context requires, to the capital of the Company by a Member.
1.7       CERTIFICATE means the Certificate of Formation of the Company and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.
1.8       CLOSING means the closing of a subscription to purchase Units.
1.9       CODE means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.
1.10      COMPANY means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.
1.11      COMPANY ACT means the Investment Company Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.
1.12      CONFIDENTIAL INFORMATION shall have the meaning as set forth in Section 8.10(a).
1.13      DELAWARE ACT means the Delaware Limited Liability Company Act (6 DEL.C. §§ 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.
1.14      DIRECTOR means each person who initially serves on the Board pursuant to Section 2.6 or who, from time to time, pursuant to this Agreement shall serve on the Board as indicated in the records of the Company. Each Director shall be deemed a “Manager” of the Company within the meaning of the Delaware Act.
1.15      FISCAL PERIOD means the period commencing on the initial Closing, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:
(1)       the last day of a Fiscal Year;
(2)       the day preceding any day as of which a contribution to the capital of the Company is made pursuant to Section 5.1;
(3)       the day as of which a Member withdraws any portion of such Member’s Capital Account or the Company repurchases any portion of the Units of any Member pursuant to this Agreement;
(4)       any day as of which there is any distribution to a Member pursuant to Section 5.8;
(5)       any other day as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member;
(6)       the date as of which the Company terminates; or

(7)       any other date as established by the Board.
1.16       FISCAL YEAR, for accounting purposes, means the period commencing on the initial Closing and ending on March 31 and thereafter each period commencing on April 1 of each year and ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board shall designate another fiscal year for the Company. For tax purposes, the 12-month period ending December 31 of each year will be the Company’s taxable year.
1.17       INDEPENDENT DIRECTORS means those Directors who are not Affiliates of the Company, the Investment Manager or its members.
1.18       INVESTMENT MANAGEMENT AGREEMENT means the separate written agreement between the Company and the Investment Manager pursuant to which the Investment Manager performs certain investment advisory and supervisory services to the Company.
1.19       INVESTMENT MANAGER means the person who at any particular time serves as the investment adviser to the Company pursuant to a written agreement with the Company. The Company’s initial Investment Manager is FEG Investors, LLC.
1.20       INVESTMENT PERCENTAGE means a percentage established for each Member on the Company’s books determined by dividing the number of Units owned by such Member by the number of Units owned by all Members.
1.21       MANAGEMENT FEE means the management fee paid to the Investment Manager out of the Company’s assets pursuant to the Investment Management Agreement and as described in Section 3.8(b) hereof.
1.22       MEMBER means any person who shall have been admitted to the Company as a member or a substitute Member who is admitted to the Company pursuant to this Agreement, in such person’s capacity as a Member until the Company repurchases all Units of such person as a Member pursuant to Section 4.5 hereof or a substituted Member or Members are admitted with respect to any such person’s Units as a Member pursuant to Section 4.4 hereof.
1.23       MEMBERSHIP PERCENTAGE means a percentage established for each Member on the Company’s books as of the first day of each Fiscal Period. The Membership Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member’s Capital Account as of the beginning of such period by the sum of the Capital Accounts of all Members as of the beginning of such period. The sum of the Membership Percentages of all Members shall equal 100%.
1.24       NEGATIVE BASIS shall have the meaning set forth in Section 5.7.
1.25       NEGATIVE BASIS MEMBER shall have the meaning as set forth in Section 5.7.
1.26       NAV PER UNIT as of a particular date shall be equal to the Net Asset Value of the Company as of such date, divided by the number of Units then outstanding.
1.27       NET ASSET VALUE means the total value of all assets of the Company as valued pursuant to Section 7.3, less an amount equal to all accrued debts, liabilities, and obligations of the Company, calculated before giving effect to any withdrawal of capital or repurchase of Units.
1.28       NET PROFIT OR NET LOSS means the amount by which the Net Asset Value of the Company as of the close of business on the last day of a Fiscal Period exceeds (in the case of Net Profit) or is less than (in the case of Net Loss) the Net Asset Value of the Company as of the commencement of the same Fiscal Period, such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Members on a basis that is not in accordance with a Member’s Membership Percentage as of the commencement of such Fiscal Period pursuant to this Agreement.

1.29       PERSON means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization, or unincorporated organization.
1.30       PORTFOLIO FUNDS means pooled investment vehicles and/or managed accounts.
1.31       PORTFOLIO MANAGERS mean independent investment advisers.
1.32       POSITIVE BASIS shall have the meaning as set forth in Section 5.7.
1.33       POSITIVE BASIS MEMBER shall have the meaning as set forth in Section 5.7.
1.34       SEC means the Securities and Exchange Commission.
1.35       SECURITIES means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the Company Act) and any contracts for forward or future delivery of any security, debt obligation, currency, or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies, or commodities, and any options thereon.
1.36       SECURITIES ACT means the Securities Act of 1933, as amended and any regulations promulgated thereunder.
1.37       SERIES means any series of Units established by the Board from time to time.
1.38       TAX MATTERS MEMBER means the Member designated as “tax matters member” of the Company pursuant to Section 8.15 hereof.
1.39       TRANSFER means the assignment, transfer, sale, or other disposition of all or any portion of a Member’s Units, including any right to receive any allocations and distributions attributable to the Units.
1.40       UNITS are units of membership interest in the Company.
1.41       VALUATION DATE means any date in which the Net Asset Value of the Company is computed.

ARTICLE II
ORGANIZATION;  ADMISSION OF MEMBERS; BOARD

2.1       FORMATION OF LIMITED LIABILITY COMPANY. Any persons designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver, and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents, and certificates which, in the opinion of legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Company. Upon the admission of an additional member, the “Initial Member” shall be automatically withdrawn from the Company as the “Initial Member” (although the Investment Manager may be simultaneously admitted as a Member).
2.2       NAME. The name of the Company shall be FEG Absolute Access Fund LLC, pursuant to the Certificate dated as of January 17, 2008 and filed with the Secretary of State of the State of Delaware on January 18, 2008, or such other name as the Board hereafter may adopt upon:  (i) causing an appropriate amendment to the

Certificate to be filed in accordance with the Delaware Act; and (ii) sending notice thereof to each Member. The Company’s business may be conducted under the name of the Company or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.
2.3       PRINCIPAL AND REGISTERED OFFICE. The Company shall have its principal office at the principal office of the Investment Manager, or at such other place designated from time to time by the Board.
The Company shall have its registered office in the State of Delaware at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and shall have The Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.
2.4       DURATION. The term of the Company shall commence on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue perpetually unless and until the Company is dissolved pursuant to Section 6.1 hereof.
2.5       BUSINESS OF THE COMPANY. The business of the Company is, without limitation, either directly or indirectly through one or more pooled investment vehicles, to purchase, sell, invest, and trade in Securities on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise and to engage in such other activities and to exercise such rights and powers as permitted by limited liability companies under the Delaware Act. On behalf of the Company, the officers of the Company may execute, deliver, and perform all contracts, agreements, and other undertakings and engage in all activities and transactions as may in the opinion of the Board be necessary or advisable to carry out the Company’s business and any amendments to any such contracts, agreements, and other undertakings, all without any further act, vote, or approval of any other person, notwithstanding any other provision of this Agreement.
2.6       THE BOARD.
(a)       The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Company. The number of Directors shall be fixed from time to time by a written instrument signed by, or by resolution approved at a duly constituted meeting by vote of, a majority of the Board, provided however that the number of Directors shall at all times be at least one and no more than ten as determined, from time to time, by the Directors pursuant to this Agreement.
(b)       Each Director shall serve as a Director for the duration of the term of the Company, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a person to serve in such capacity, provided  that, at any time the Company is registered under the Company Act, such appointment is in accordance with the Company Act. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so at any time the Company is registered under the Company Act and such meeting is required by the Company Act.
(c)       In the event that no Director remains to continue the business of the Company, the Investment Manager shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Company and, if the business shall be continued, of electing the required number of Directors to the Board. If the Members shall determine at such meeting not to continue the business of the Company or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Company shall be dissolved pursuant to Section 6.1 hereof and the assets of the Company shall be liquidated and distributed pursuant to Section 6.2 hereof.
2.7       MEMBERS. The Board may admit one or more Members at such times as the Board may determine. Members may be admitted to the Company subject to the condition that each such Member execute an appropriate signature page of this Agreement and the Company’s  subscription agreement. This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Member. The Board, in its sole and absolute discretion, may reject applications or subscription agreements for Units in the Company. The admission of any person as a Member shall be effective upon the revision of the books and records of the Company to reflect the name and the contribution to the capital of the Company of such additional Member.
2.8       BOTH DIRECTORS AND MEMBERS. A Member may, at the same time, be a Director in which event such person’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act and, at any time the Company is registered under the Company Act, the Company Act. A Director need not be a Member.
2.9       LIMITED LIABILITY. To the fullest extent permitted under applicable law, a Member shall not be liable for the Company’s debts, obligations, or liabilities in any amount in excess of the Capital Account balance of such Member. To the fullest extent permitted under applicable law, the Investment Manager and Directors shall not be liable for the Company’s debts, obligations, or liabilities.
2.10       SERIES. In the Board's discretion, Units will be issued in multiple Series, which may differ in terms of management fees, redemption fees and rights and in other respects, including participation in gains and losses from “new issues.”

ARTICLE III
MANAGEMENT

3.1       MANAGEMENT AND CONTROL.
(a)       Management and control of the business of the Company shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Company and in its name, to exercise all rights, powers, and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Company and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Company except within the scope of such Director’s authority as delegated by the Board. The parties hereto intend that, except to the extent otherwise expressly provided herein:  (i) each Director shall be vested with the same powers, authority, and responsibilities on behalf of the Company as are customarily vested in each director of a Delaware corporation; and (ii) each Independent Director shall be vested with the same powers, authority, and responsibilities on behalf of the Company as are customarily vested in each director of a closed-end management investment company registered under the Company Act that is organized as a Delaware corporation. During any period in which the Company shall have no Directors, the Investment Manager shall continue to have the authority to manage the business and affairs of the Company.
(b)       Each Member agrees not to treat, on his personal income tax return or in any claim for a tax refund, any item of income, gain, loss, deduction, or credit in a manner inconsistent with the treatment of such item by the Company. The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under any provisions of the Code or any other revenue laws.
(c)       Members shall have no right to participate in and shall take no part in the management or control of the Company’s business, except to the extent specifically provided herein, and shall have no right, power, or authority to act for or bind the Company. Members shall have the right to vote on any matters only as provided in this Agreement or, at any time during which the Company is registered under the Company Act, on any matters that require the approval of the holders of voting securities under the Company Act, or as otherwise required in the Delaware Act.

(d)       The Board may delegate to any person, including officers of the Company, any rights, power, and authority vested by this Agreement in the Board to the extent permissible under applicable law.
3.2       ACTIONS BY THE BOARD.
(a)       Unless provided otherwise in this Agreement, the Board shall act only:  (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the Company Act if the Company is registered as an “investment company” under the Company Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person, which may include any means of communication that allows all Directors participating to hear each other simultaneously during the meeting); or (ii) by unanimous written consent of all of the Directors without a meeting (including, if permissible under the Company Act, at any time the Company is registered as an “investment company” under the Company Act).
(b)       The Board may designate from time to time a Chairperson who shall preside at all meetings. Meetings of the Board may be called by the Chairperson or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time, and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the Company Act if the Company is registered as an “investment company” under the Company Act. A majority of the Directors then in office shall constitute a quorum at any meeting.
(c)       The Board may designate from time to time agents and employees of the Company, including without limitation employees of the Investment Manager and its members, who shall have the same powers and duties on behalf of the Company (including the power to bind the Company) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Company.
3.3       MEETINGS OF MEMBERS.
(a)       Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date, and place as the Board shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement (or of the Company Act if the Company is registered as an “investment company” under the Company Act):  (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors; and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.
(b)       Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Membership Percentage as of the record date for such meeting. The Board shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c)       A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Company before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Company at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.
3.4       CUSTODY OF ASSETS OF THE COMPANY. The physical possession of all funds, Securities, or other property of the Company shall at all times, be held, controlled, and administered by one or more custodians retained by the Company in accordance with the requirements of the Advisers Act (and the Company Act if the Company is registered as an “investment company” under the Company Act).
3.5       OTHER ACTIVITIES OF MEMBERS AND DIRECTORS.
(a)       The Directors shall not be required to devote their full business time to the affairs of the Company, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.
(b)       Any Member, Director, or Affiliate of the foregoing may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisers, or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of any other Member or Director, or any profits derived therefrom.
3.6       DUTY OF CARE.
(a)       A Director (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), the Investment Manager, and the Tax Matters Member (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Investment Manager and the Tax Matters Member) shall not be liable to the Company or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such Person’s services to the Company, unless it shall be determined by final judicial decision in a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Person’s office or as otherwise required by law.
(b)       A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for Units shall be liable to the Company, any other Member, or third parties only as required by the Delaware Act or otherwise provided in this Agreement.
3.7       INDEMNIFICATION.
(a)       To the fullest extent permitted by law, the Company shall, subject to Section 3.7(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), the Investment Manager, and the Tax Matters Member (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Investment Manager and the Tax Matters Member) and the executors, heirs, assigns, successors, or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise affiliated, with the Investment Manager or the Tax Matters Member (and their executors, heirs, assigns, successors, or other legal representatives) (each, an “indemnitee”) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, the Investment Manager, or the Tax Matters Member, as the case may be, of the Company or the past or present performance of services to the Company by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.
(b)       Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Company in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Company amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.
(c)       An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 as to which he, she, or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.
(d)       The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Company to purchase and maintain liability insurance on behalf of any Director or other person.
3.8       FEES; MANAGEMENT FEE; EXPENSES; AND REIMBURSEMENT.
(a)       The Board may cause the Company to compensate each Director for his or her services hereunder. In addition, the Company shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.
(b)       The Investment Manager will receive  from  the  Company a monthly management fee (“Management Fee”) equal to 1/12 of 0.85%  of the Company’s month-end Net Asset Value, prior to reduction for the Management Fee then being calculated (a 0.85% annual rate). The Management Fee will be paid monthly in arrears and will be prorated with respect to investments in the Company made other than at the beginning of a month. The Investment Manager may waive, reduce or rebate the Management Fee with respect to any Member, including affiliates of the Investment Manager, without entitling any other Member to a similar waiver, reduction or rebate.
(c)       The Company will bear all of its own expenses, including, but not limited to, the Management Fee payable to the Investment Manager; all expenses that the Board reasonably determines to be incurred in connection with the Company’s investment activities including, but not limited to, due diligence costs, Portfolio Manager background checks, systems and travel costs (or a portion thereof) incurred by the Investment Manager (or its members) in connection with the Company’s investment activities, any taxes to which the Company is subject; the Portfolio Fund and Portfolio Manager fees and expenses; regulatory fees; and interest charges. In addition, except as described below, the Company will bear all of its own ordinary operating and administrative expenses, which include, but are not limited to, administration fees; amounts due to persons not affiliated with the Investment

Manager for providing operating and administrative services, custody, legal, accounting, audit and tax services to the Company or to the Investment Manager with respect to the activities of the Company; registration and filing fees; licensing fees, insurance expenses, costs of preparing, printing and mailing reports and other documents (including, if the Company is registered as an “investment company” under the Company Act, proxy materials) and the cost of the ongoing offering of the Units. The Company will bear all of its extraordinary expenses, if any. Expenses incurred by the Company by reason of circumstances applicable to one or more, but fewer than all, Members shall be allocated, to the extent possible, to such Members’ capital account. Any expenses incurred in connection with the Company’s registration under the Company Act, if so registered in the future, will be borne by the Investment Manager. Once so registered, expenses incurred in connection with the Company’s status as a registered investment company, such as travel-related expenses and fees of members of the Board of Directors who are not affiliated with the Investment Manager, and reporting and filing costs will be borne by the Company.

ARTICLE IV
TERMINATION OF STATUS OF INVESTMENT MANAGER AND DIRECTORS; TRANSFERS, WITHDRAWALS , WITHDRAWAL FEE, REPURCHASES, WITHDRAWAL GATE, MANDATORY WITHDRAWALS, PAYMENT OF PROCEEDS

4.1       TERMINATION OF STATUS OF THE INVESTMENT MANAGER. The status of the Investment Manager shall terminate if the Investment Management Agreement with the Investment Manager terminates and the Company does not enter into a new Investment Management Agreement with the Investment Manager, effective as of the date of such termination.
4.2       TERMINATION OF STATUS OF A DIRECTOR. The status of a Director shall terminate if the Director:  (a) shall die; (b) shall be adjudicated incompetent; (c) shall voluntarily withdraw as a Director (upon not less than 90 days’ prior written notice to the other Directors, unless the other Directors waive such notice); (d) shall be removed; (e) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (f) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law, or make an assignment for the benefit of creditors; or (g) shall have a receiver appointed to administer the property or affairs of such Director.
4.3       REMOVAL OF THE DIRECTORS. Any Director may be removed by:  (a) the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal or vote; or (b) the vote or written consent of Members constituting not less than two-thirds (2/3) of the total Membership Percentage.
4.4       TRANSFER OF UNITS OF MEMBERS.
(a)       A Member may transfer such Member’s Units in whole or in part only:  (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, or dissolution of such Member; or (ii) under extremely limited circumstances, with the written consent of the Board (which may be withheld for any reason in its sole and absolute discretion). If any transferee does not meet such investor eligibility requirements as may be required by the Board, the Company reserves the right to redeem its Units. If the Board does not consent to a transfer by operation of law, the Company shall redeem the Units from the Member’s successor. Any transfer must comply with the Securities Act. The Board generally will not consent to a transfer unless the transfer is:  (x) one in which the tax basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member (e.g.,. certain gifts and contributions to family entities); or (y) to members of the transferring Member’s immediate family (siblings, spouse, parents, and children). The foregoing permitted transferees will not be allowed to become substituted Members without the consent of the Board, which may be withheld in its sole and absolute discretion. Each transferring Member and transferee agrees to pay all expenses, including, but not limited to, attorneys’ and accountants’ fees, incurred by the Company in connection with any transfer.

(b)       By subscribing for Units, each Member agrees to indemnify and hold harmless the Company, the Board, the Investment Manager, or each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from any transfer made by that Member in violation of this Section 4.4 or any misrepresentation made by that Member in connection with any such transfer.
(c)       Each transferring Member shall indemnify and hold harmless the Company, the Board, the Investment Manager, or each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from:  (i) any transfer made by such Member in violation of this Section 4.4; and (ii) any misrepresentation by such Member in connection with any such transfer.
4.5       REPURCHASE OF UNITS.
(a)       General. Upon the Company’s registration as an “investment company” under the Company Act, no Member or other person holding an Units or portions thereof shall have the right to require the Company to redeem its Units. The Board of the Company, from time to time, and in its sole and absolute discretion, may determine to cause the Company to offer to repurchase Units from Members, including the Investment Manager, on such terms and conditions as set forth in this Agreement. However, the Company shall not offer to repurchase Units on more than two occasions during any one Fiscal Year unless it has been advised by counsel to the Company to the effect that more frequent offers would not cause any adverse tax consequences to the Company or its Members. In accordance with the terms and conditions as are set forth in this Agreement, in determining whether to cause the Company to repurchase Units pursuant to written requests by Members, the Board shall consider, among other things, the recommendation of the Investment Manager and shall also consider the following factors, among others, in making such determination:
(1)       whether any Members have requested that the Company repurchase their Units;
(2)       the liquidity of the Company’s assets;
(3)       the investment plans and working capital requirements of the Company;
(4)       the relative economies of scale with respect to the size of the Company;
(5)       the history of the Company in repurchasing Units;
(6)       the conditions in the securities markets and economic conditions generally; or
(7)       the anticipated tax consequences of any proposed repurchases of Units.
(b)       Discretionary Repurchases. The Board shall cause the Company to repurchase Units on terms fair to the Company and to all Members (or one or more classes of Members, including persons holding Units acquired from Members), as applicable, in the following manner:
(1)       The Board will provide written notice to Members when it has determined, in its sole and absolute discretion, that the Company will repurchase Units. Such notice will describe the terms of the repurchase offer, including:
(i)       the commencement date of the repurchase offer;

(ii)       the date on which repurchase requests must be received by the Company (the “Repurchase Request Deadline”); and
(iii)       other information that Members should consider in deciding whether and how to participate in such repurchase opportunity.
(2)       Members must submit, in writing, requests for repurchase to the Company or its designated agent. The Repurchase Request Deadline will be a date set by the Board occurring no sooner than 20 business days after the commencement date of the repurchase offer and such Repurchase Request Deadline may be extended by the Board in its sole and absolute discretion. The Company will not accept any repurchase request received by it or its designated agent after the Repurchase Request Deadline.
(3)       Payment for Units, accepted by the Company for repurchase will be made in whole or in part in accordance with Section 4.5(b)(6). The amount due to any Member tendering all of its Units in the Company will be equal to the value of the Member’s Capital Account based on the estimated unaudited net asset value of the Company’s assets as of the effective date of repurchase (the “Full Repurchase Valuation Date”), after giving effect to all allocations to be made to the Member’s Capital Account as of such date. The Full Repurchase Valuation Date will be approximately 95 days after the Repurchase Request Deadline. Members who tender a portion of their Units in the Company (defined as a specific dollar value) in their repurchase request, and which portion is accepted for repurchase by the Company, shall receive such specified dollar amount.
(4)       The Company may suspend or postpone any repurchase offer, by vote of a majority of the Board, including a majority of the Independent Directors, including but not limited to:
(i)       for any period during which an emergency exists as a result of which it is not reasonably practicable for the Company to dispose of securities it owns or to determine the value of the Company’s nets assets;
(ii)       for any other periods that the SEC permits by order for the protection of Members; or
(iii)       under such other unusual circumstances as the Board deems advisable for the benefit of the Company and its Members.
(5)       The Board, in its sole and absolute discretion, shall determine the amount of Units to be repurchased, if any. If a greater amount of Units are submitted for repurchase by Members as of the Repurchase Request Deadline than the repurchase offer amount, as determined by the Board in its sole and absolute discretion, the Company shall repurchase the Units submitted for repurchase on a pro rata basis, disregarding fractions, according to the amount of Units submitted for repurchase by each Member as of the Repurchase Request Deadline; provided, however, that this provision shall not prohibit the Company from:
(i)       accepting all Units submitted for repurchase by Members who own, beneficially or of record, an aggregate of not more than a specified percentage of such Units and who submit for repurchase all their Units, before prorating Units submitted for repurchase by other Members; or
(ii)       accepting by lot Units submitted for repurchase by Members who offer all the Units held by them or who, when submitting for repurchase their Units, elect to have either all or none or at least a minimum amount or none accepted, if the Company first accepts all Units submitted for repurchase by Members who do not so elect.
(6)       Repurchases of Units or portions thereof by the Company shall be payable after the date of each such repurchase or, in the case of an offer by the Company to repurchase Units, after the expiration date of such repurchase offer in accordance with the terms of such offer. Payment of the purchase price for an Units (or portions thereof) shall be made within five days of the relevant Repurchase Request Deadline, and shall consist of cash or a promissory note, which need not bear interest, in an amount equal to 100% of the unaudited net asset value of the portion of the Units redeemed. Notwithstanding the foregoing, if a Member has requested the repurchase of 90% or more of the Units held by such Member, such Member shall receive: (i) cash or a promissory note, which need not bear interest, in an amount equal to 90% of the estimated unaudited net asset value of the Units (or portions thereof) repurchased by the Company determined as of the Full Repurchase Valuation Date (the “Initial Payment”); (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid within 30 days of the completion of the Company’s next annual audit. Notwithstanding anything in the foregoing to the contrary, the Board of Directors, in its discretion, may pay any portion of the repurchase price in Securities (or any combination of Securities and cash) having a value, determined as of the Full Repurchase Valuation Date, equal to the amount to be repurchased; provided that the Board of Directors, in its discretion, may make payment of the purchase price for an Units by in-kind distribution of Securities held by the Company. The purchase price of Units will be determined as of the Full Repurchase Valuation Date.
(7)       The Board may, in its sole and absolute discretion, elect to impose charges on Members or other persons who submit their Units for repurchase. In the event that a Member requests the repurchase of Units that had been acquired within 18 months of the date of the most recent Repurchase Offer, the Board may require payment of a repurchase fee payable to the Company in an amount equal to 2% of the repurchase price for such Units, which fee is intended to compensate the Company for expenses related to such repurchase. Units shall be repurchased by treating the Units first acquired by a Member as being repurchased prior to Units acquired by such Member thereafter. The Board may also, in its sole and absolute discretion, allocate to tendering Members withdrawal or similar charges imposed by Portfolio Funds if the Company has requested withdrawal of its capital from any Portfolio Funds in order to fund the repurchase of Units and such charges were imposed on the Company.
(8)       A Member who submits for repurchase only a portion of such Member’s Units shall be required to maintain a Capital Account balance at least equal to $50,000.
(9)       The Investment Manager may submit for repurchase its Units as a Member under Section 4.5 hereof.
(c)       Mandatory Redemptions. The Board may cause the Company to redeem the Units of a Member or of any person acquiring such an Units from or through a Member in the event that the Board determines or has reason to believe that, among other things:
(1)       such Units have been transferred or such Units have vested in any person by operation of law as a result of the death, dissolution, bankruptcy, or incompetency of a Member;
(2)       ownership of such Units by a Member or other person will cause the Company to be in violation of, or require registration of any Units, or subject the Company or the Investment Manager to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other relevant jurisdiction;
(3)       continued ownership of such Units may be harmful or injurious to the business or reputation of the Company or the Investment Manager, or may subject the Company or any of its Members to an undue risk of adverse tax or other fiscal consequences;
(4)       for any period during which an emergency exists as a result of which it is not reasonably practicable for the Company to dispose of securities it owns or to determine the value of the Company’s net assets;
(5)       any representation or warranty made by a Member in connection with the acquisition of such Units was not true when made or has ceased to be true; or

(6)       it would be in the best interests of the Company, as determined by the Board in its sole and absolute discretion, for the Company to redeem such Units.
4.6       PAYMENT OF PROCEEDS.
(a)       Subject to the liquidity provisions of the Portfolio Funds and the other factors deemed relevant by the Board, Members withdrawing 90% or more of their Units will generally receive 90% of their estimated withdrawal proceeds within 30 calendar days of the effective date of withdrawal, and the remaining proceeds within 30 days after the completion of the Company’s audit for the fiscal year of the withdrawal.
(b)       Subject to the liquidity provisions of the Portfolio Funds and the other factors deemed relevant by the Board, Members requesting a withdrawal of less than 90% of such Members’ Capital Account will generally receive full payment of the withdrawal proceeds within 30 calendar days of the effective date of withdrawal.
(c)       Notwithstanding the foregoing, the Company will pay out withdrawal proceeds to Members only as the corresponding withdrawal and redemption proceeds from the Portfolio Funds are received.
(d)       The Board expects to pay withdrawal proceeds in cash but may do so in kind rather than in cash if the Board determines that it is not feasible to make cash payments or that doing so would be detrimental to the Company and not withdrawing Members.
(e)       Withdrawals may be reduced by legal, accounting or administrative costs associated with withdrawals from the Portfolio Funds. Such costs are, however, expected to be minimal.
4.7       MANDATORY WITHDRAWALS. The Board may, in its discretion, require any Member to withdraw its capital account at any time and without prior notice.

ARTICLE V
CAPITAL

5.1       CONTRIBUTIONS TO CAPITAL.
(a)       The minimum Capital Contribution of each Member to the capital of the Company shall be such amount as the Board in its sole and absolute discretion may determine from time to time. The amount of the initial Capital Contribution of each Member shall be recorded on the books and records of the Company upon acceptance as a contribution to the capital of the Company. The Directors shall not be entitled to make voluntary contributions of capital to the Company as Directors of the Company, but may make voluntary contributions to the capital of the Company as Members. The Investment Manager may make voluntary contributions to the capital of the Company as a Member.
(b)       If permitted by the Board, a Member and the Investment Manager, as a Member, may make additional Capital Contributions to the Company, effective as of such times as the Board in its discretion may permit, subject to the limitations applicable to the admission of Members pursuant to this Agreement. No Member shall be obligated to make any additional Capital Contribution except to the extent provided in this Agreement.
(c)       Except as otherwise permitted by the Board, initial and any additional contributions to the capital of the Company by any Member shall be payable in cash.
(d)       The minimum initial and additional Capital Contributions may be increased or reduced by the Board.
(e)       The Company shall issue the Units to any Member making an additional Capital Contribution.

5.2       RIGHTS OF MEMBERS TO CAPITAL.
No Member shall be entitled to interest on his or its contribution to the capital of the Company, nor shall any Member be entitled to the return of any capital of the Company except as otherwise specifically provided herein. No Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Company’s property or to compel any sale or appraisal of the Company’s assets.
5.3       CAPITAL ACCOUNTS.
(a)       The Company shall maintain a separate Capital Account for each Member.
(b)       Each Member’s Capital Account shall have an initial balance equal to the amount of cash constituting such Member’s initial Capital Contribution.
(c)       Each Member’s Capital Account shall be increased by the sum of:  (i) the amount of cash constituting additional contributions by such Member to the capital of the Company permitted pursuant to Section 5.1; plus (ii) any amount credited to such Member’s Capital Account pursuant to this Article V.
(d)       Each Member’s Capital Account shall be reduced by the sum of:  (i) the amount of any withdrawal or repurchase of the Units, or portion thereof, of such Member or distributions to such Member pursuant to this Agreement; plus (ii) any amounts debited against such Member’s Capital Account pursuant to this Article V.
(e)       If the Units, or a portion thereof, of a Member is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account, or portion thereof, of the transferor to the extent it relates to the transferred Units or portion thereof.
(f)       The Company shall establish a special Company account (the “New Issues Account”) to which all securities and income which constitute “new issues” within the meaning of the Financial Industry Regulatory Authority, Inc. Rule 5130 shall be allocated in accordance with applicable policies established from time to time by the Financial Industry Regulatory Authority. Members who are “restricted persons” under such Rule will not participate in such account (or may participate, as determined by the Board, only to the extent permitted under Rule 5130), without compensating adjustments for the Company’s use of its funds to acquire “new issues” in which such Members are not permitted to participate.
(g)       With the consent of the relevant Member, separate Capital Accounts may be established and maintained for such Member in respect of separate Capital Contributions of such Member, or portions of any Capital Contribution of such Member, as indicated by such Member, and accounting determinations otherwise made on a Member by Member basis shall be made in respect of each separate Capital Account for such Member as if each separate Capital Account was the Capital Account of a separate Member.
5.4       ALLOCATION OF NET PROFIT AND LOSS.
As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with each Member’s Membership Percentage for such Fiscal Period.
5.5       ALLOCATION OF CERTAIN WITHHOLDING TAXES AND OTHER EXPENDITURES.
(a)       If the Company incurs a withholding tax or other tax obligation with respect to the share of Company income allocable to any Member, then the Board, without limitation of any other rights of the Company or the Board, shall cause the amount of such obligation to be debited against the Capital Account of such Member when the Company pays such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s Units shall pay to the Company as a contribution to the capital of the Company, upon demand of the Company, the amount of such excess. The Company shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided, that in the event that the Company determines that a Member is eligible for a refund of any withholding tax, the Company may, at the request and expense of such Member, assist such Member in applying for such refund.
(b)       Except as otherwise provided for in this Agreement and unless prohibited by the Company Act at any time the Company is registered as an “investment company” thereunder, any expenditures payable by the Company, to the extent determined by the Board to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Company.
5.6       RESERVES.
(a)       Appropriate reserves may be created, accrued, and charged against the Company’s Net Asset Value and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Investment Manager or the Board, such reserves to be in the amounts which the Board in its sole and absolute discretion deems necessary or appropriate. The Board may increase or reduce any such reserves from time to time by such amounts as it in its sole and absolute discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as appropriate, to the Members’ Capital Accounts. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased, or decreased, as the case may be or, in the sole and absolute discretion of the Board, to those Persons who were Members at the time, as determined by the Board in its sole and absolute discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased, or decreased in proportion to their Capital Accounts at that time.
(b)       To the extent permitted under applicable law and in the sole and absolute discretion of the Board, if at any time an amount is paid or received by the Company (other than contributions to the capital of the Company, distributions, withdrawals (or repurchases) of Units or portions thereof) and such amount was not accrued or reserved for but would nevertheless, in accordance with the Company’s accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount may be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Fiscal Period or Periods. To the extent permitted under applicable law, if any amount is to be charged or credited to a Person who is no longer a Member pursuant to this Section 5.6, such amount shall be paid by or to such Person, as the case may be, in cash, with interest from the date on which the Board determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Company on demand; provided, however, that: (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member’s Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such Person ceased to be a Member. To the extent that a former Member fails to pay to the Company, in full, any amount required to be charged to such former Member pursuant to paragraph (a), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.
5.7       TAX ALLOCATIONS.
(a)       For each Fiscal Year, items of income, deduction, gain, loss, or credit shall be allocated for income tax purposes among the Members in such a manner as to reflect equitably amounts credited or debited to each Member’s Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.7 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i), and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
(b)       If the Company realizes gains for Federal income tax purposes for any Fiscal Year during or as of the end of which one or more Positive Basis Members (as hereinafter defined) withdraws capital from the Company or has its Units, or a portion thereof, repurchased by the Company pursuant to Articles IV or VI hereof, the Board, in its sole and absolute discretion, may elect to allocate such gains as follows:  (i) to allocate such gains among such Positive Basis Members, pro rata in proportion to the respective Positive Basis of each such Positive Basis Member, until either the full amount of such gains shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated; and (ii) to allocate any gains not so allocated to Positive Basis Members to the other Members in such manner as shall equitably reflect the amounts credited to such Members’ Capital Accounts pursuant to this Agreement.
(c)       If the Company realizes losses for Federal income tax purposes for any Fiscal Year during or as of the end of which one or more Negative Basis Members (as hereinafter defined) withdraws capital from the Company or has its Units, or a portion thereof, repurchased by the Company pursuant to Articles IV or VI hereof, the Board, in its sole and absolute discretion, may elect to allocate such losses as follows: (i) to allocate losses among such Negative Basis Members, pro rata in proportion to the respective Negative Basis (as hereinafter defined) of each such Negative Basis Member, until either the full amount of such losses have been so allocated or the Negative Basis of each such Negative Basis Member shall have been eliminated; and (ii) to allocate losses not so allocated to Negative Basis Members to the other Members in such manner as shall equitably reflect the amounts credited to such Members’ Capital Accounts pursuant to this Agreement.
(d)       As used herein:  (i) the term “Positive Basis” shall mean, with respect to any Member and as of any time of calculation, the amount by which the total of such Member’s Capital Account as of such time exceeds its “adjusted tax basis,” for federal income tax purposes, in its Units as of such time (determined without regard to any adjustments made to such “adjusted tax basis” by reason of any transfer or assignment of such Units, including by reason of death and without regard to such Member’s share of the liabilities of the Company under Section 752 of the Code); (ii) the term “Positive Basis Member” shall mean any Member who withdraws capital from the Company or has its Units, or a portion thereof, repurchased by the Company and who has a Positive Basis as of the effective date of such withdrawal or repurchase, but such Member shall cease to be a Positive Basis Member at such time as it shall have received allocations pursuant to clause (i) of the Section 5.7(b) above equal to its Positive Basis as of the effective date of such withdrawal or repurchase; (iii) the term “Negative Basis” shall mean, with respect to any Member and as of any time of calculation, the amount by which the total of such Member’s Capital Account as of such time is less than its “adjusted tax basis,” for federal income tax purposes, in its Units as of such time (determined without regard to any adjustments made to such “adjusted tax basis” by reason of any transfer or assignment of such Units, including by reason of death and without regard to such Member’s share of the liabilities of the Company under Section 752 of the Code); and (iv) the term “Negative Basis Member” shall mean any Member who withdraws capital from the Company or has its Units, or a portion thereof, repurchased by the Company, and who has a Negative Basis as of the effective date of  such withdrawal or repurchase but such Member shall cease to be a Negative Basis Member at such time as it shall have received allocations pursuant to clause (i) of Section 5.7(c) above equal to its Negative Basis as of the effective date of such withdrawal or repurchase.
5.8       DISTRIBUTIONS.
(a)       The Board, in its sole and absolute discretion, may authorize the Company to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with each Member’s Membership Percentage.
(b)       The Board may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Company with respect to any amount distributed by the Company to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and, if appropriate, reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s Units shall pay to the Company as a contribution to the capital of the Company, upon demand of the Board, the amount of such excess.
(c)       The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the Members from any and all damages, costs, and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.
(d)       Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Company, shall make a distribution to the Members on account of their Units in the Company if such distribution would violate the Delaware Act or other applicable law.
(e)       The amount and times of any distributions will be determined in the sole and absolute discretion of the Board.
5.9       ORGANIZATIONAL EXPENSES, COMPANY ACT REGISTRATION EXPENSES.
(a)       The Investment Manager will bear the fees and expenses incurred in connection with the organization of the Company and the initial offering of the Units.
(b)       Any expenses incurred in connection with the Company’s registration under the Company Act, if so registered in the future, will be borne by the Investment Manager and/or an Affiliate(s).

ARTICLE VI
DISSOLUTION AND LIQUIDATION

6.1       DISSOLUTION.
(a)       The Company shall be dissolved at any time there are no Members, unless the Company is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:
(i)       upon the affirmative vote to dissolve the Company by:  (i) the Board; or (ii) Members holding in excess of 50% of the Membership Percentage in the Company;
(ii)       upon the failure of Members to elect a successor Board member at a meeting called by the Investment Manager in accordance with this Agreement when no Board member remains to continue the business of the Company;
(iii)       as required by operation of law; or
(iv)       if any Member that has submitted a written request, in accordance with the terms of this Agreement, to tender all of such Member’s Units for repurchase by the Company has not been given the opportunity to so tender within a period of two years after the request (whether in a single repurchase offer or multiple consecutive offers within the two-year period), provided, however, that a Member who intends to cause the Company to be dissolved must so indicate in a separate written request submitted within the applicable two-year period; provided, further, that this Section 6.1(a)(iv) shall apply only if and when the Company is registered as an “investment company” under the Company Act.
(b)       Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board and Members may elect to continue the business of the Company as provided herein, but the Company shall not terminate until the assets of the Company have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.
6.2       LIQUIDATION OF ASSETS.
(a)       Upon the dissolution of the Company as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall promptly liquidate the business and administrative affairs of the Company, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the Membership Percentage shall promptly liquidate the business and administrative affairs of the Company. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Article V. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board or liquidator shall deem appropriate in its sole and absolute discretion as applicable) shall, subject to the Delaware Act, be distributed in the following manner:
(i)       in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Company, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Company’s assets to the Members has been completed, shall first be paid on a pro rata basis;
(ii)       such debts, liabilities, or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and
(iii)       the Members shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members’ Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(iii).
(b)       Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Company, the Board or other liquidator may distribute ratably in kind any assets of the Company; provided, however, that if any in-kind distribution is to be made: (i) the assets distributed in kind shall be valued pursuant to Section 7.3 as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above; and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

ARTICLE VII
ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS

7.1       ACCOUNTING AND REPORTS.
(a)       The Company shall adopt for tax accounting purposes any accounting method that the Board shall decide in its sole and absolute discretion is in the best interests of the Company. The Company’s accounts shall be maintained in U.S. currency.

(b)       After the end of each taxable year, the Company shall furnish to each Member such information regarding the operation of the Company and such Member’s Units as are necessary for Members to complete Federal and state income tax or information returns and any other tax information required by federal, state, or local law. Members will be required to obtain extensions, at both the state and federal levels, for the filing of their tax returns, because tax information will not be available for Members prior to April 15.
(c)       Members will receive monthly Capital Account statements with estimated balances, quarterly performance commentary, annual audited financial statements and such reports as may be required by law or regulation.
7.2       DETERMINATIONS BY THE BOARD.
(a)       All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board (either directly or by the Investment Manager pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.
(b)       The Board may make such adjustments to the computation of Net Profit or Net Loss or any components (withholding any items of income, gain, loss, or deduction) comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Company and the intended allocation thereof among the Members.
7.3       VALUATION OF ASSETS.
(a)       Assets of the Company that are invested in Portfolio Funds shall be valued in accordance with the terms and conditions of the constituent documents of such Portfolio Funds.
(b)       If the Board determines that the valuation of any Securities or other property pursuant to 7.3(a) does not fairly represent market value or if the relevant constituent documents of the Portfolio Fund do not contain valuation principles, the Board shall value such Securities or other property as it reasonably determines and shall set forth the basis of such valuation in writing in the Company’s records.
(c)       All other assets of the Company (except goodwill, which shall not be taken into account) shall be assigned such value as the Board may reasonably determine in accordance with generally accepted accounting principles.
(d)       The value of Securities and other assets of the Company and the net worth of the Company as a whole and the Units determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1       AMENDMENT OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT.
(a)       Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of:  (i) the Board (including the vote of a majority of the Independent Directors, if  the Company is registered as an “investment company” under the Company Act and such majority is required by the Company Act); or (ii) a majority of the Membership Percentage of the Company.
(b)       Any amendment that would:

(i)       increase the obligation of a Member to make any contribution to the capital of the Company;
(ii)       reduce the Capital Account of a Member other than in accordance with Article V; or
(iii)       modify the events causing the dissolution of the Company,
may be made only if:  (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof; or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to withdraw from the Company or offer all of his or her Units for repurchase by the Company.
(c)       The power of the Board to amend this Agreement at any time without the consent of the Members may include, but is not limited to:
(i)       restate this Agreement together with any amendments hereto that have been duly adopted in accordance with this Agreement to incorporate such amendments in a single, integrated document;
(ii)       amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation (including, for the avoidance of doubt, amendments required, or appropriate in the discretion of the Board, to register the Company as an “investment company” under the Company Act) or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof, provided that such action does not adversely affect the rights of any Member in any material respect;
(iii)       amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Company, to assure the Company’s continuing eligibility to be classified for U.S. federal income tax purposes as a partnership that is not treated as a corporation under Section 7704(a) of the Code; and
(iv)       amend this Agreement to make such changes as may be necessary or appropriate to avoid the assets of the Company being treated for any purpose of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “plan” as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Company’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code.
(d)       The Board shall give written notice of any proposed amendment to this Agreement (other than any amendment of the type contemplated by clause (i) of Section 8.1(a) hereof) to each Member, which notice shall set forth:  (i) the text of the proposed amendment; or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.
8.2       SPECIAL POWER OF ATTORNEY.
(a)       Each Member hereby irrevocably makes, constitutes, and appoints each Director, acting severally, and any liquidator of the Company’s assets appointed pursuant to Section 6.2 with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place, and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file, and/or publish:

(i)       any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);
(ii)       any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and
(iii)      all other such instruments, documents, and certificates that, in the opinion of legal counsel, from time to time may be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Company as a limited liability company under the Delaware Act.
(b)       Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Company without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Company is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Company.
(c)       This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each Director, acting severally, and any liquidator of the Company’s assets, appointed pursuant to Section 6.2 hereof, and as such:
(i)       shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company, the Board, or any liquidator shall have had notice thereof; and
(ii)       shall survive the delivery of a transfer by a Member of the whole or any portion of such Member’s Units, except that where the transferee thereof has been approved by the Board for admission to the Company as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge, and file any instrument necessary to effect such substitution.
8.3       NOTICES.
(a)       Notices that may be or are required to be provided under this Agreement shall be made, if to a Member, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, facsimile, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, or, if to the Company, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, facsimile, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Company (or to such other addresses as may be designated by any party hereto by notice addressed to the Company in the case of notice given to any Member, and to each of the Members in the case of notice given to the Company). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, facsimile, telegraphic, electronic, or other means of written communication. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

(b)       If any notice addressed to a Member at the address of that Member appearing on the books and records of the Company is returned to the Company marked to indicate that such notice is unable to be delivered to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if such future notices or reports shall be kept available to the Member, upon written demand of the Member, at the principal executive office of the Company for a period of one year from the date of the giving of the notice.
8.4       AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees, or other legal representatives, but the rights and obligations of the parties hereunder may not be transferred or delegated except as provided in this Agreement and any attempted transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.
8.5       CHOICE OF LAW. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of the State of Delaware.
8.6       NOT FOR BENEFIT OF CREDITORS. The provisions of this Agreement are intended only for the regulation of relations among past, present, and future Members, Directors, and the Company. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.
8.7       CONSENTS. Any and all consents, agreements, or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.
8.8       MERGER AND CONSOLIDATION.
(a)       The Company (if permitted by the Company Act and the Company is registered as an “investment company” thereunder) may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.
(b)       Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(b) of the Delaware Act:  (i) effect any amendment to this Agreement; (ii) effect the adoption of a new limited liability company operating agreement for the Company if it is the surviving or resulting limited liability company in the merger or consolidation; or (iii) provide that the limited liability company operating agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company operating agreement of the surviving or resulting limited liability company.
8.9       PRONOUNS. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons, firm, or corporation may require in the context thereof.
8.10       CONFIDENTIALITY.
(a)       Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish, or make accessible to any other person the name or address (whether business, residence, or mailing) of any Member or any other Confidential Information without the prior written consent of the Board, which consent may be withheld in its sole and absolute discretion. The term “Confidential Information” includes all information furnished to a Person who becomes a Member (regardless of whether such information is furnished before, during or after such Person is admitted as a Member of the Company or whether such Person remains a Member of the Company) in writing, in electronic form, orally, or otherwise by the Board, the Investment Manager or their agents or representatives, including but not limited to, the names of Portfolio Funds and Portfolio Managers, and all analyses, compilations, studies or other material prepared by such Member containing or based in whole or in part upon such information furnished to such Member, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Member; (ii) was available to such Member on a non-confidential basis prior to its disclosure to such Member by the Board, the Investment Manager or their agents or representatives; or (iii) becomes available to such Member on a non-confidential basis from a source other than the Board, the Investment Manager or their agents or representatives, provided that such source is not bound by a confidentiality agreement with the Company, the Board, the Investment Manager or their agents or representatives.
(b)       Each Member recognizes that in the event that this Section 8.10 is breached by any Member or any of its principals, partners, members, trustees, officers, directors, employees, or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, trustees, officers, directors, employees, or agents, irreparable injury may result to the Company, the Board and the Investment Manager. Accordingly, in addition to any and all other remedies at law or in equity to which the Company, the Board and the Investment Manager may be entitled, the Company, the Board and the Investment Manager also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.
(c)       The Company shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information that the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Company or could damage the Company or its business or that the Company is required by law or by agreement with a third party to keep confidential.
8.11       SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).
8.12       ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
8.13       DISCRETION. To the fullest extent permitted by law, whenever in this Agreement, a person is permitted or required to make a decision:  (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members; or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.
8.14       COUNTERPARTS. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.
8.15       TAX MATTERS MEMBER. The Investment Manager shall be the “tax matters member” under the Code for the Company unless another Member is so designated by the Board, and shall have the authority to make any tax elections the Investment Manager deems advisable including the election under Section 754 of the Code.
8.16       INVESTMENT IN ACCORDANCE WITH LAW. Each Member that is, or is investing assets on behalf of, an “employee benefit plan,” as defined in, and subject to the fiduciary responsibility provisions of, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “plan,” as defined in and subject to Section 4975 of the Code (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become a Member (a “Plan Fiduciary”), represents and warrants that (a) the Plan Fiduciary has considered an investment in the Company for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Company for such Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Company by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in the Company has been duly authorized and approved by all necessary parties; (e) none of the Investment Manager, any Portfolio Manager, any administrator (the “Administrator”), any custodians, any member of the committee responsible for approving all Portfolio Manager allocation decisions (the “Investment Policy Committee”), any selling agent, any of their respective affiliates or any of their respective agents or employees:  (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Company, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the Investment Manager, each Portfolio Manager, the Administrator, any custodians, each member of the Investment Policy Committee, each selling agent, and each of their respective affiliates, and (iii) is qualified to make such investment decision.
8.17       DISCLOSURES AND RESTRICTIONS REGARDING BENEFIT PLAN INVESTORS. Each Member that is a “benefit plan investor” (defined as any Plan and any entity (“Plan Assets Entity”) deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any Plan) represents that the individual signing the Subscription Agreement and Power of Attorney on behalf of such Member has disclosed such Member’s status as a benefit plan investor by accurately responding to the applicable questions in the Subscription Agreement and Power of Attorney. Each Member that is not a “benefit plan investor” represents and agrees that if at a later date such Member becomes a benefit plan investor, such Member will immediately notify the Investment Manager of such change of status. In addition, each Plan Assets Entity agrees to promptly provide information to the Investment Manager, upon the Investment Manager’s reasonable request, regarding the percentage of the Plan Assets Entity’s equity interests held by benefit plan investors. Notwithstanding anything herein to the contrary, the Investment Manager, on behalf of the Company, may take any and all action including, but not limited to, refusing to admit persons as Members or refusing to accept additional capital contributions, and requiring the withdrawal of the Units of any Member in accordance with Section 4.7 hereof, as may be necessary or desirable to assure that at all times less than twenty-five percent (25%) of the total value of each “class of equity interests in the Company”, as determined pursuant to United States Department of Labor Regulation Section 2510.3-101 and Section 3(42) of ERISA, is held by benefit plan investors (not including the investments of the Investment Manager, any Portfolio Manager, any member of the Investment Policy Committee, any person who provides investment advice for a fee (direct or indirect) with respect to the Company and individuals and entities (other than benefit plan investors) that are “affiliates,” as such term is defined in the applicable regulation promulgated under ERISA, of any such person) or to otherwise prevent the Company from holding “plan assets” under Section 3(42) of ERISA.
THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.10.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
As Directors

/s/ Christopher M. Meyer
Christopher M. Meyer

/s/ David C. Hyland
David C. Hyland

/s/ Gregory J. Hahn
Gregory J. Hahn

ADDITIONAL MEMBERS:
Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.